Exhibit 4.9

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of February 18, 2025, Huntsman Corporation (the “Company,” “we,” “us” or “our”) has its common stock, par value $0.01 per share (the “Common Stock”), registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Huntsman International LLC has no securities registered under Section 12 of the Exchange Act.

Description of Common Stock

The below description of the Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation, dated as of April 21, 2023 (the “Certificate of Incorporation”), and our Seventh Amended and Restated Bylaws, dated as of April 21, 2023 (the “Bylaws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of Delaware General Corporation Law (the “DGCL”) for additional information.

Authorized Common Shares

The Company is authorized to issue up to 1,200,000,000 shares of Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable.

Voting Rights

Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of Common Stock do not have cumulative voting rights in the election of directors.

Dividend Rights

Holders of Common Stock are entitled to receive ratably dividends if, as and when dividends are declared from time to time by our board of directors out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding preferred stock, if any.

Liquidation Rights

Upon liquidation, dissolution or winding up, holders of Common Stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and accrued but unpaid dividends and liquidation preferences on outstanding preferred stock, if any.

Other Rights

The Common Stock has no preemptive or conversion rights and is not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the Common Stock.

Listing

The Common Stock is traded on the New York Stock Exchange under the ticker symbol “HUN.”

Selected Provisions in Our Certificate of Incorporation and Bylaws

Certain provisions in our Certificate of Incorporation and Bylaws, described below, could have the effect of deterring, delaying or preventing a third party’s attempt to take control of the Company. These provisions include:

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Preferred Stock. Under our Certificate of Incorporation, our board of directors is permitted to issue, without any further vote or action by our stockholders, shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares to be included in each such series and the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions, of the shares of such series.

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Advance Notice Provisions for Director Nominations and Stockholder Proposals. Our Bylaws establish advance notice procedures for stockholders seeking to nominate candidates for election as directors at an annual or special meeting of stockholders and to bring business before an annual or special meeting of stockholders and specify certain requirements regarding the timing, form and content of a stockholder’s notice.

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Stockholder Action by Written Consent. Our Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.

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Special Meetings of Stockholders. Our Bylaws provide that special meetings of stockholders may be called only by (i) the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors, whether or not there exists any vacancy in previously authorized directorships, (ii) the Chairman of the board of directors or (iii) the secretary of the Company at the written request of the holder(s) of record that collectively own at least 15% of our outstanding shares of capital stock entitled to vote on the matter(s) proposed to be brought before the proposed special meeting of stockholders who have owned such shares for at least 365 consecutive days prior to the date of such request in accordance with, and subject to, the requirements set forth in our Bylaws.

Delaware Law Antitakeover Statute

The Company is subject to Section 203 of the DGCL (“Section 203”). Section 203 prohibits a publicly held Delaware corporation from engaging in any “business combination” with any “interested stockholder” for a period of three years following the time that such person became an interested stockholder, unless:

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prior to the time the interested stockholder becomes an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock (subject to certain exclusions of voting stock) at the time the transaction commenced; or

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at or subsequent to the time the interested stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of the corporation’s stockholders (and not by written consent) by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

For purposes of Section 203, a “business combination” includes a merger, assets sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” includes a person who, together with affiliates and associates, owns 15% or more of the corporation’s voting stock. The provisions of Section 203 do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of Section 203. Because our Certificate of Incorporation and Bylaws do not include any provision to “opt-out” of Section 203, the statute will apply to business combinations involving us.